For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS
2007 FIRST-QUARTER RESULTS

•	Net interest margin expanded 19 basis points on linked quarter basis, and 39 basis points on a year-over-year basis
•	First-quarter net income of $2.3 million, or $.31 per diluted share
•	Net new community bank loan production was $73.4 million in the first quarter
•	Sterling Trust’s assets under custody reach $4 billion and custody deposits held at United Western Bank reach $382 million

Denver - May 7, 2007.  United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank, is a community bank focused on expansion across Colorado’s Front Range market, today announced its financial results for the first quarter ended March 31, 2007.

Net interest margin for the first quarter of 2007 was 3.11%, which is a 39 basis point increase over the net interest margin of 2.72% for the first quarter of 2006, and is a 19 basis point increase over the 2.92% margin in the quarter ended December 31, 2006. Continued growth in community bank loan and an improvement in liability mix contributed to an $801,000 increase in net interest income before provision for credit losses in the linked quarter and a $2.4 million, or 18%, increase in net interest income before provision for credit losses as compared to the first quarter of 2006.

Net interest income after provision for credit losses increased $525,000, or 3.5%, to $15.5 million between the first quarter of 2007 compared to $15.0 million for the fourth quarter of 2006. The increase in net interest income after provision for credit losses for the first quarter of 2007 was $3.0 million, or 24%, compared to $12.5 million for the first quarter of 2006. The increase in net interest income after provision for credit losses is attributed to the factors discussed above related to net interest margin and to the factors discussed below in “Provision for Credit Losses.”

Income from continuing operations for the first quarter of 2007 was $2.3 million, or $.31 per diluted share, compared to income from continuing operations of $3.7 million for the fourth quarter of 2006, or $.50 per diluted share. There were no significant non-recurring items included in the results from continuing operations for the first quarter of 2007. Both the first and fourth quarter of 2006 did include non-recurring items in the results from continuing operations. The Company reported income from continuing operations of $3.9 million, or $.45 per diluted share, in the first quarter of 2006.

For the quarter ended March 31, 2007, income from continuing operations, which equaled net income for the period, decreased by $1.4 million as compared to income from continuing operations and net income for the fourth quarter of 2006. The decrease in income from the prior quarter was due principally to the gain realized in the fourth quarter of 2006 from the exercise of a put option on the Company’s retained 25% interest in Matrix Asset Management LLC (“MAM”). The Company realized a gain of $2.7 million pre-tax on this sale, $1.7 million after tax, which is the equivalent of $.23 per diluted share. Absent this one time gain, earnings for the fourth quarter would have been income as reported of $.50 per diluted share less the earnings associated with the sale of $.23 per diluted share or $.27 per diluted share, $.04 less than the current quarter.

In comparing the first quarter of 2007 to the first quarter of 2006, the Company earned income from continuing operations of $3.9 million, or $.45 per diluted share, which is $1.6 million greater than the income from continuing operations of the first quarter of 2007. Results for the first quarter of 2006 were positively impacted by the settlement of two separate litigation matters at Company subsidiaries which resulted in income of $2.25 million. The divestiture of the assets of MTXC Realty in the first quarter of 2006 resulted in $100,000 of income reported as gain on sale of assets. Also, in the first quarter of 2006 the Company realized fees from the deployment of New Markets Tax Credits of $584,000, which is included in other noninterest income.

Net income for the first quarter of 2006 was $5.5 million, or $.64 per diluted share, which included $1.6 million of income from discontinued operations, or $.19 per diluted share. Net income for the first quarter of 2006 was impacted by the Company’s execution of identified shareholder value strategies in which the Company divested two non-core subsidiaries. The Company sold a former subsidiary and realized a $2.4 million after-tax gain reported as part of income from discontinued operations.

The Company’s assets totaled $2.10 billion at March 31, 2007, compared to $2.16 billion at December 31, 2006. The $53 million decline in assets, which was principally related to declines in investment securities and single family residential mortgage loans, is part of the Company’s de-leveraging strategy which contemplates the continued run off and sales of certain wholesale assets, and replacing them with community banking assets.

Scot T. Wetzel, President and CEO, commented, “Our $73.4 million increase in community bank loans demonstrates the acceptance by the small and mid market business professionals of our business strategy and the quality of our banking teams. This increase in our portfolio was net of repayments. In the first quarter of 2007 we elected to sell $12.5 million of SBA division loans to manage industry concentrations and in order to capture gains from the sale of guaranteed portions of SBA loans. After those sales we experienced a net increase in our community bank loan portfolio of $60.9 million for the quarter. With that increase, we are on track as we enter the second quarter to achieve our 2007 goal for net new community bank loans of $275 million.”

Wetzel added, “Our net interest margin grew another 19 basis points from the fourth quarter of 2006 to 3.11%. We also produced $88 million of new deposits in the first quarter, which contributed to a decline in the cost of interest bearing liabilities in the period. And we continue to move forward with the opening of our Fort Collins and Denver Tech Center locations later in 2007, even as we are completing due diligence on our site in Longmont. In the quarter we also added another veteran banker, Cari Kuhlman, who previously served over nine years as president of the Aspen market for a large Colorado bank. Cari has joined our team to open a loan production office in the Roaring Fork Valley and will oversee our mountain community banking in that market.”

William D. Snider, Chief Financial Officer, said, “On a linked quarter basis the yield on assets increased ten basis points to 5.92% from 5.82% and we were able to decrease the cost of our liabilities another two basis points from 3.30% to 3.28%. While we are pleased with the continued growth in yield on our assets, the residual wholesale assets continue to have a negative impact on the overall asset yield, net interest margin and the overall results from operations. The yield on purchased SBA loans and securities declined by 100 basis points to 5.17% for the first quarter of 2007 as compared to 6.17% for the first quarter of 2006, as premium amortization was $1.3 million in the first quarter of 2007 compared to $440,000 in the first quarter of 2006 due to accelerated prepayments. Prospectively, we are considering the sale of certain wholesale assets which will assist us in accelerating our ongoing balance sheet transformation. On the liability side, the Company achieved its second consecutive quarter to quarter decline in the cost of interest bearing liabilities, a decrease of two basis points, to 3.28% for the first quarter of 2007, due to increases in certain institutional deposits, repricing of certain institutional deposits, and a reduction in FHLBank borrowings.”

Michael J. McCloskey, Chief Operating Officer, commented, “Sterling Trust Company, our custodial and administrative services subsidiary, contributed positively to the overall results of the Company for the first quarter. Total assets under custody grew to approximately $4.0 billion, an increase of approximately $200 million from December 31, 2006. Total accounts grew to 52,837 and deposits at United Western Bank acquired through Sterling Trust grew to $382 million during the first quarter, a $10 million increase from the fourth quarter and an $82 million increase from the first quarter of 2006. We continue to be pleased with the steady growth in assets under custody and accounts at Sterling.”

Financial Highlights

Net Interest Income. Net interest income before provision for credit losses totaled $15.9 million for the quarter ended March 31, 2007, compared to $13.5 million for the quarter ended March 31, 2006 and $15.1 million for the quarter ended December 31, 2006. The $2.4 million increase in net interest income was a result of the increase in community bank loans, which contributed $3.9 million to the increase in interest income. Community bank loans increased $165 million on average for the periods, and the yield on those assets increased 78 basis points to 8.30% for the first quarter of 2007 compared to 7.52% for the first quarter of 2006. Interest income from wholesale assets declined $353,000 on a $110 million decline in the average assets for the periods due to runoff and sales. The cost of interest bearing liabilities increased 32 basis points to 3.28% for the quarter ended March 31, 2007 as compared to 2.96% for the quarter ended March 31, 2006. Interest bearing liabilities declined $23.7 million between the periods which caused a $1.1 million decline in interest expense due to volume, offset by the current interest rate environment which added $2.6 million to interest expense due to rates. The decline in volume was caused by a $56 million increase in noninterest bearing deposits in the period to $270 million; however, the significant majority of these noninterest-bearing deposits were subject to subaccounting fees.

The $801,000 increase in net interest income between the first quarter of 2007 and fourth quarter of 2006 and the 19 basis point increase in net interest margin to 3.11% compared to 2.92% for the fourth quarter of 2006 was primarily due to continued growth of community bank loans. The increase in community bank loans caused the yield on earning assets to increase by 10 basis points. Also, an improved mix in deposit funding resulted in a two basis point decrease in the cost of interest bearing liabilities.

Provision for Credit Losses. The provision for credit losses was $358,000 for the quarter ended March 31, 2007, compared to $957,000 for the quarter ended March 31, 2006 and $82,000 for the quarter ended December 31, 2006. The provision expense for the first quarter of 2007 is primarily related to the amount of allowance for credit losses required for new community bank loans, which grew by nearly $61 million in the period. Also impacting the provision for credit losses in the first quarter was continued repayments of single family loans and certain improvements in individual loan grades by our credit administration team. The provision for credit losses for the first quarter of 2006 included the Company’s reevaluation of loan loss reserve levels associated with our commercial loan portfolio. During the first quarter of 2006, United Western Bank’s credit risk management team revised the estimated loss factors that are applied to certain commercial loans to reflect credit and risk management’s experience with inherent losses in these types of loans. Provision for credit losses for the fourth quarter of 2006, which was $82,000, reflected the large decline in nonperforming loans that occurred and resultant improvement in asset quality for the period.

Noninterest Income. Noninterest income was $5.3 million for the quarter ended March 31, 2007, compared to $9.3 million for the quarter ended March 31, 2006 and $7.1 million for the quarter ended December 31, 2006. In the first quarter of 2007 noninterest income included gain from the sale of loans and securities of $833,000 compared to $251,000 for the first quarter of 2006. These sales were part of our exposure management to manage industry concentrations in the originated SBA portfolio, normal sales of the guaranteed portion of originated SBA loans, and sales of available for sale investment securities as part of our de-leveraging strategy. Also contributing to noninterest income was the continued growth in revenues at Sterling Trust, which reflected the successful marketing efforts of Sterling’s management team. The decline in the year-over-year period was due to the composition of other income for the first quarter of 2006, which included $2.3 million received for two significant legal settlements, one at Matrix Financial Services Corporation and another at United Western Bank. Other income for the first quarter of 2006 also included $584,000 of fees received from the deployment of certain New Market Tax Credits. The decline in the linked quarter period was principally due to the gain recognized in the fourth quarter of 2006 from the sale of the Company’s 25% interest in Matrix Asset Management, discussed above, and the continued decline in loan administration income associated with the decreasing mortgage servicing portfolio.

Noninterest Expense. Noninterest expense was $17.8 million for the quarter ended March 31, 2007, compared to $16.2 million for the quarter ended March 31, 2006, and $17.3 million for the quarter ended December 31, 2006. Between the first quarter of 2007 and 2006, the largest factor, $1.38 million, causing the increase was related to lower-of-cost-or-market adjustment (“LOCOM”) to report single family residential loans held for sale at LOCOM. In the first quarter of 2007, the Company incurred a charge of $397,000 to record its single family mortgage loans at LOCOM, which decline in market value was due to an increase in interest rates demanded by whole loan investors in the mortgage marketplace. This compares to a LOCOM recovery of $980,000 realized in the first quarter of 2006, which was caused by accelerated prepayments of previously impaired single family loans. The second largest factor in the noninterest expense increase, $1.35 million, was an increase in subaccounting fees, which increased due to an increase in rates on such deposits, which rates generally move with changes in the Federal Open Market Committee target rate for overnight deposits and also to an increase in volume of deposits subject to subaccounting fees which increased $153 million from $962 million at March 31, 2006 to $1.1 billion at March 31, 2007. Other factors contributing to the increase between the first quarter of 2007 and 2006 were higher compensation costs of $661,000, or 11.6%, due to the hiring of the remaining community banking teams. This was substantially offset by a $539,000 reduction in mortgage servicing rights amortization due to the absolute decline in the Company’s investment in mortgage servicing rights. Occupancy and equipment declined by $311,000 between the first quarter of 2006 and 2007 due to the sale of our headquarters in Denver and the recognition of $281,000 of deferred gain on our sale leaseback transaction.

For the linked quarters, noninterest expense increased $488,000 or 2.8%. Subaccounting fees increased $343,000 due to increased volume, total deposits subject to subaccounting fees increased by $92.7 million from $1.02 billion at December 31, 2006. Compensation increased $204,000 or 3.3% due to normal increases and hiring of staff to operate our Cherry Creek branch, which opened in January. Amortization of mortgage servicing rights declined by $222,000, or 18.5% due to lower prepayment levels and the overall decline in the mortgage servicing rights balance. Other general and administrative expense increased $181,000 or 8.3%, due to the LOCOM adjustment discussed above.

Loans. At March 31, 2007, loans net of the allowance for credit losses were $1.17 billion compared to $1.16 billion at December 31, 2006 and $1.31 billion at March 31, 2006. For those same periods, community bank loans were $462 million, $401 million and $284 million, respectively. Single-family loans were $569 million, $607 million and $788 million, and purchased SBA loans were $150 million, $156 million and $218 million, respectively for those same periods.

Asset Quality. At March 31, 2007, total nonperforming loans were $9.6 million compared to $8.4 million at December 31, 2006, and compared to $17.6 million at March 31, 2006. Nonperforming single-family loans were $6.6 million, $5.9 million, and $8.4 million at March 31, 2007, December 31, 2006, and March 31, 2006, respectively. This represents 1.16%, 0.97%, and 1.06% of such loans for those respective periods. Historically there has been an increase in nonperforming single family loans in the first quarter of the year, which moderates over the balance of the year. There are no significant concentrations in the portfolio other than California, and there are no individually large loans that contributed to the increase in the first quarter. Nonperforming total commercial loans were $3.0 million, $2.5 million and $9.2 million at March 31, 2007, December 31, 2006, and March 31, 2006, respectively. However, a majority of these nonperforming loans at March 31, 2007 and December 31, 2006 are subject to a SBA government guaranty. Nonperforming commercial loans net of government guarantees were $630,000, $908,000 and $6.7 million at March 31, 2007, December 31, 2006, and March 31, 2006, respectively. The allowance for credit losses to total nonperforming loans is 92.7% at March 31, 2007, 104.3% at December 31, 2006, and 61.7% at March 31, 2006. Adjusted for the guaranteed portions of nonperforming loans, the allowance to total nonperforming loans was 122.9%, 128.8% and 72.3%, respectively for the same periods.

At March 31, 2007, the Company owned a de minimis amount of mortgages that met the definition of subprime at the date of purchase or origination (less than ½ of one-percent of total loans.) In prior years, the Company originated subprime mortgages through its mortgage banking subsidiary, Matrix Financial Services Corporation and United Western Bank occasionally purchased subprime mortgages. These activities ceased several years ago, and the balance represents the remainder of such activities. The Company has no intention of becoming active in the subprime market.

Deposits. Deposits, including custodial escrow balances, increased $98.6 million or 7.1%, from December 31, 2006 to $1.48 billion at March 31, 2007, representing a combination of new institutional deposits and deposits gathered from the Company’s community banking efforts. Deposits, including custodial escrow balances, were $1.24 billion at March 31, 2006.

Capital. At March 31, 2007, the Company increased its equity leverage ratio to 5.22% from 5.00% at December 31, 2006. United Western Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios are approximately 7.10%, 15.11% and 14.44%, respectively, as of March 31, 2007, all of which are well in excess of regulatory requirements. These ratios reflect the low risk levels associated with securities and single-family loans included in United Western Bank’s balance sheet.

The Company commenced a quarterly cash dividend program and paid a cash dividend in the amount of $.06 per share on March 14, 2007. The ability of the Company to declare and pay a dividend prospectively will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and such other factors that our Board of Directors may deem relevant.

Conference Call
Scot T. Wetzel, President and CEO, and William D. Snider, CFO, will host a conference call on Tuesday, May 8, 2007 at 9:00 a.m. Mountain Time to review the results of operations for the first quarter ended March 31, 2007, and other topics that may be raised during the discussion. To participate in the teleconference, please call toll-free 800-218-4007 (or 303-262-2006 for international callers) approximately 10 minutes prior to the start time. To hear a live web simulcast or to listen to the archived web cast following the completion of the call, please visit the Company’s web site at www.uwbancorp.com, click on the “Investor Relations” link and then under “News & Events” select “Calendar of Events” to access the link to the call.

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. The area spans the eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley. United Western Bank plans to grow its network to an estimated five to ten community bank locations over the next three to five years. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements

Certain statements contained in this earnings release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, new branch openings and business strategy. These statements often included words such as “may,” “will,” “believe,” “expect,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements. These factors include but are not limited to: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches, the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition, as well as and the risks and uncertainties discussed in the Company's annual report on Form 10-K for the year ended December 31, 2006, and the uncertainties set forth from time to time in the Company’s other periodic reports, filings and public statements. You should keep in mind that any forward-looking statements made speak only as of the date on which they were made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not intend to, update or revise any forward-looking statements after the date on which they are made. In light of all of the foregoing risks and uncertainties, you should keep in mind that any forward-looking statement made in this release may not reflect actual results.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share information)
(Unaudited)

	March 31	December 31,
	2007	2006
ASSETS
Cash and due from banks	$32,168	$12,840
Interest-earning deposits and federal funds sold	835	10,914
Investment securities - available for sale	106,306	142,146
Investment securities - held to maturity	660,223	696,833
Loans held for sale, net	408,837	444,120
Loans held for investment, net	763,825	711,601
FHLBank stock, at cost	38,356	42,764
Mortgage servicing rights, net	14,445	15,399
Accrued interest receivable	10,888	11,385
Other receivables	14,074	17,123
Premises and equipment, net	10,350	8,591
Bank owned life insurance	23,573	23,342
Other assets, net	11,830	11,711
Deferred income taxes	4,457	2,376
Foreclosed real estate	3,524	5,403
Total assets	$2,103,691	$2,156,548

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$1,433,449	$1,345,681
Custodial escrow balances	50,867	40,017
FHLBank borrowings	338,406	519,431
Borrowed money	85,258	60,000
Junior subordinated debentures owed to unconsolidated subsidiary trusts	56,216	56,216
Income tax payable	1,395	116
Other liabilities	28,284	27,334
Total liabilities	1,993,875	2,048,795

Shareholders’ equity:
Common stock, $0.0001 par value	1	1
Additional paid-in capital	23,836	23,616
Retained earnings	85,788	83,970
Accumulated other comprehensive income	191	166

Total shareholders’ equity	109,816	107,753
Total liabilities and shareholders’ equity	$2,103,691	$2,156,548

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended
	Mar 31,	Mar 31,	Dec 31,
	2007	2006	2006
Interest and dividend income:
Single-family loans	$7,761	$9,721	$8,168
Other loans	10,943	7,843	9,787
Investment securities	10,742	8,329	11,628
Interest-earning deposits	771	759	881
Total interest and dividend income	30,217	26,652	30,464

Interest expense:
Deposits	6,628	4,201	6,336
FHLBank advances	5,484	7,428	7,110
Borrowed money and junior subordinated debentures	2,208	1,554	1,922
Total interest expense	14,320	13,183	15,368

Net interest income before provision for credit losses	15,897	13,469	15,096
Provision for credit losses	358	957	82
Net interest income after provision for credit losses	15,539	12,512	15,014

Noninterest income:
Loan administration	1,697	2,273	1,675
Brokerage	37	553	8
Custodial and administration services	1,993	1,704	1,746
Real estate disposition services	—	168	—
Gain on sale of loans and securities	833	251	196
Gain on sale of assets	—	100	2,715
Litigation settlements	—	2,250	—
Other	783	1,978	809
Total noninterest income	5,343	9,277	7,149

Noninterest expense:
Compensation and employee benefits	6,340	5,679	6,136
Amortization of mortgage servicing rights	978	1,517	1,200
Recovery of impairment on mortgage servicing rights	—	(276)	—
Occupancy and equipment	649	960	613
Postage and communication	303	287	249
Professional fees	506	525	578
Mortgage servicing rights subservicing fees	520	681	565
Data processing	187	222	178
Subaccounting fees	5,985	4,638	5,642
Other general and administrative	2,366	1,962	2,185
Total noninterest expense	17,834	16,195	17,346

Income from continuing operations before income taxes	3,048	5,594	4,817
Income tax provision	795	1,715	1,072
Income loss from continuing operations	2,253	3,879	3,745

Discontinued operations:
Income from discontinued operations, net of income tax provision	—	1,638	—
Net income	$2,253	$5,517	$3,745
Continued

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - continued
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended
	Mar 31,	Mar 31,	Dec 31,
	2007	2006	2006

Income from continuing operations per share - basic	$0.31	$0.45	$0.50
Income from continuing operations per share - assuming dilution	0.31	0.45	0.50

Income from discontinued operations per share - basic	—	0.19	—
Income from discontinued operations per share - assuming dilution	—	0.19	—

Net income per share - basic	$0.31	$0.64	$0.50

Net income per share - assuming dilution	$0.31	$0.64	$0.50

Dividends declared per share	$0.06	—	—

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended
	Mar 31,	Mar 31,	Dec 31,
	2007	2006	2006
Weighted average shares - basic	7,256,573	8,579,396	7,488,095
Weighted average shares - assuming dilution	7,256,791	8,632,135	7,488,095
Number of shares outstanding at end of period	7,256,573	7,556,573	7,256,573

Average Balances
Single-family loans receivable	$588,239	$838,962	$631,783
Other mortgage backed securities	735,706	510,661	788,593
Purchased SBA loans and securities	235,568	319,649	248,393
Commercial and CRE loans	335,769	175,951	256,165
Originated SBA loans	102,425	97,187	101,395
Interest-earning assets	2,052,384	2,001,878	2,087,982
Interest-bearing deposits	1,189,858	1,012,048	1,173,996
FHLB borrowings	441,670	696,012	555,103
Borrowed Money	127,084	74,264	103,030
Interest-bearing liabilities	1,758,612	1,782,324	1,832,129
Shareholders' equity	111,218	116,624	113,005

Operating Ratios & Other Selected Data (1)
Yield on assets	5.92%	5.35%	5.82%
Cost of liabilities	3.28%	2.96%	3.30%
Net interest margin (2)	3.11%	2.72%	2.92%
Return of average equity	8.10%	13.30%	13.26%
Operating efficiency ratios (3)	79.36%	65.74%	72.58%
Book value per share (end of period)	$15.13	$14.16	$14.85

Asset Quality Information(1)
Allowance for credit losses	$8,895	$10,868	$8,762
Allowance for credit losses to total loans	0.75%	0.83%	0.75%
Charge-offs	$266	$320	$638
Recoveries	41	234	122
Single family nonaccrual loans	6,606	8,379	5,895
Commercial nonaccrual loans	2,989	9,250	2,503
Commercial guaranteed nonaccrual loans	2,359	2,587	1,595
Total nonaccrual assets and REO	13,119	21,051	13,801

Total single family loans allowance to nonaccrual single family loans	35.42%	35.73%	41.88%

Ratio of allowance for credit losses to total nonaccrual loans (less guaranteed portion)	122.93%	72.25%	128.80%

Ratio of allowance for credit losses to total nonaccrual loans	92.70%	61.65%	104.33%

Total nonaccrual single family loans to total single family loans	1.16%	1.06%	0.97%

Total nonaccrual commercial loans to total commercial loans	0.49%	1.77%	0.45%

Total nonaccrual assets and REO to total assets	0.62%	0.98%	0.64%

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3) The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for credit losses plus noninterest income.